Exhibit 99.1

FORBES ENERGY SERVICES LTD.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information of Forbes Energy Services Ltd., or FES Ltd., and its subsidiaries, or collectively, the Company, gives effect to (i) the prepackaged plan of reorganization of FES Ltd. and certain of its subsidiaries, as amended and supplemented, or the Plan, which became effective on April 13, 2017, or the Effective Date, and (ii) the Company’s adoption of fresh start accounting on the Effective Date, which was reflected in the Company’s condensed consolidated balance sheet as of September 30, 2017.

The historical data provided for the year ended December 31, 2016 is derived from the Company’s audited consolidated financial statements and should be read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended. The unaudited pro forma condensed consolidated statement of operations for the period January 1, 2017 through April 12, 2017 (Predecessor) and April 13, 2017 through September 30, 2017 (Successor) is derived from the Company’s unaudited condensed consolidated financial statements and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

The unaudited pro forma condensed consolidated financial statements are for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Effective Date had occurred on January 1, 2016. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Plan becoming effective, (ii) factually supportable and (iii) expected to have a continuing impact on the Company’s consolidated results.

EMERGENCE FROM VOLUNTARY REORGANIZATION

Chapter 11 Proceedings

On January 22, 2017, FES Ltd. and its domestic subsidiaries, or collectively, the Debtors, filed voluntary petitions, or the Bankruptcy Petitions, for reorganization under chapter 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas-Corpus Christi Division, or the Bankruptcy Court, pursuant to the terms of a restructuring support agreement that contemplated the reorganization of the Debtors pursuant to the Plan. On March 29, 2017, the Bankruptcy Court entered an order confirming the Plan. On the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases.

The Plan

Under the Plan, which was approved by the Bankruptcy Court and became effective on the Effective Date,:

•	FES Ltd. converted from a Texas corporation to a Delaware corporation;

•	All prior equity interests (which included FES Ltd.’s prior common stock, par value $0.04 per share, or the Old Common Stock, FES Ltd.’s prior preferred stock, awards under FES Ltd.’s prior incentive compensation plans, or the Prior Compensation Plans, and the preferred stock purchase rights under the rights agreement dated as of May 19, 2008 as subsequently amended on July 8, 2013, or the Rights Agreement, between FES Ltd. and CIBC Mellon Trust Company, as rights agent) in FES Ltd. were extinguished without recovery;

•	FES Ltd. created a new class of common stock, par value $0.01 per share, or the New Common Stock;

•	Approximately $280 million in principal amount of FES Ltd.’s prior 9% senior notes due 2019, or the Prior Senior Notes, plus accrued interest of $28.1 million were canceled and each holder of the Prior Senior Notes received such holder’s pro rata share of (i) $20.0 million in cash and (ii) 100% of the New Common Stock, subject to dilution only as a result of the shares of New Common Stock issued or available for issuance in connection with a management incentive plan, or the Management Incentive Plan. A total of 5,249,997 shares of New Common Stock was issued to the holders of the Prior Senior Notes;

•	The Debtors entered into a loan and security agreement which provides for a term loan of $50.0 million, or the New Loan Agreement, with certain financial institutions party thereto from time to time as lenders, or the Lenders, and Wilmington Trust, National Association, as agent for the Lenders;

•	FES Ltd. adopted the Management Incentive Plan, which provides for the issuance of equity-based awards with respect to, in the aggregate, up to 750,000 shares of New Common Stock (to date, awards covering 450,000 shares have been issued);

•	The Debtors’ loan and security agreement governing their revolving credit facility dated as of September 9, 2011, as subsequently amended, or the Prior Loan Agreement, with Regions Bank, or Regions, as the sole lender party thereto, or the Lender, was terminated and a new letter of credit facility was entered into with Regions, or the New Regions Letters of Credit Facility, which covers letters of credit and the Company’s credit card program;

•	The Debtors paid off the outstanding principal balance of $15 million plus outstanding interest and fees under the Prior Loan Agreement, and the Prior Loan Agreement was terminated in accordance with the Plan;

•	Holders of allowed creditor claims, aside from holders of the Prior Senior Notes, received, on account of such claims, either payment in full in cash or otherwise had their rights reinstated; and

•	FES Ltd. entered into a registration rights agreement with certain of its stockholders to provide registration rights with respect to the New Common Stock.

The foregoing is a summary of the substantive provisions of the Plan and related transactions and is not intended to be a complete description of, or a substitute for a full and complete reading of, the Plan and the other documents referred to above.

FRESH START ACCOUNTING

Upon emergence from bankruptcy, the Company adopted fresh start accounting in accordance with the provisions of Accounting Standards Codification, “Reorganizations,” or ASC 852, as (i) the holders of Old Common Stock received none of the New Common Stock issued upon the Debtors’ emergence from bankruptcy and (ii) the reorganization value of the Company’s assets immediately prior to confirmation of the Plan was less than the post-petition liabilities and allowed claims. The Company applied fresh start accounting from and after the Effective Date. Fresh start accounting required the Company to present its assets, liabilities and equity as if it were a new entity upon emergence from bankruptcy, with no beginning retained earnings or deficit as of the fresh start reporting date. The cancellation of the Old Common Stock and the issuance of the New Common Stock on the Effective Date caused a change of control of FES Ltd. under ASC 852. As a result of the adoption of fresh start accounting, the Company’s unaudited condensed consolidated financial statements from and after April 13, 2017 will not be comparable to its financial statements prior to such date. References to “Successor” relate to the financial position and results of operations of the reorganized Company from and after April 13, 2017. References to “Predecessor” relate to the financial position and results of operations of the Company on or prior to April 12, 2017.

Upon the application of fresh-start accounting, the Company allocated the reorganization value to its individual assets and liabilities in conformity with Accounting Standards Codification, “Business Combinations,” or ASC 805. Reorganization value represents the fair value of the Successor’s assets before considering liabilities.

The estimated enterprise value and the equity value are highly dependent on the achievement of the future financial results contemplated in the projections that were set forth in the Plan. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the reorganization value include revenue growth, operating expenses, the amount and timing of capital expenditures and the discount rate utilized.

FORBES ENERGY SERVICES LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2017

(in thousands, except per share amounts)

Predecessor	Successor
Period from January 1 through April 12, 2017	Period from April 13 through September 30, 2017	Pro Forma Adjustments	Nine Months Ended September 30, 2017 Pro Forma Consolidated
Revenues
Well servicing	$19,554	$41,652	$—	$61,206
Fluid logistics	11,211	20,493	—	31,704

Total revenues	30,765	62,145	—	92,910
Expenses
Well servicing	15,952	30,698	—	46,650
Fluid logistics	11,207	19,425	—	30,632
General and administrative	5,012	9,588	—	14,600
Depreciation and amortization	13,601	12,815	(5,626	) (A)	20,790

Total expenses	45,772	72,526	(5,626)	112,672

Operating income (loss)	(15,007)	(10,381)	5,626	(19,762)
Other income (expense)
Interest income	13	11	—	24
Interest expense	(2,254)	(4,067)	(451	) (B)	(6,772)
Gain (loss) on reorganization items, net	44,503	(1,299)	(43,204	) (C)	—

Pre-tax income (loss)	27,255	(15,736)	(38,029)	(26,510)
Income tax expense (benefit)	27	243	—	(D)	270

Net income (loss)	27,228	(15,979)	(38,029)	(26,780)
Preferred stock dividends	(46)	—	46	(E)	—

Net income (loss) attributable to common stockholders	$27,182	$(15,979)	$(37,983)	$(26,780)

Income (loss) per share of common stock
Basic and diluted income (loss) per share	$0.99	$(3.04)	$(5.09)
Weighted average number of shares outstanding
Basic and diluted	27,508	5,262	5,260	(F)

FORBES ENERGY SERVICES LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

(in thousands, except per share amounts)

Predecessor
Year Ended December 31, 2016	Pro Forma Adjustments	Year Ended December 31, 2016 Pro Forma
Revenues
Well servicing	$70,921	$—	$70,921
Fluid logistics	45,284	—	45,284

Total revenues	116,205	—	116,205
Expenses
Well servicing	61,279	—	61,279
Fluid logistics	42,744	—	42,744
General and administrative	18,832	—	18,832
Depreciation and amortization	52,374	(24,974	) (A)	27,400
Impairment of assets	14,537	—	14,537
Reorganization costs	7,548	(7,548	) (G)	—

Total expenses	197,314	(32,522)	164,792

Operating income (loss)	(81,109)	32,522	(48,587)
Other income (expense)
Interest income	31	—	31
Interest expense	(27,879)	18,659	(H)	(9,220)

Pre-tax income (loss)	(108,957)	51,181	(57,776)
Income tax expense (benefit)	172	—	(D)	172

Net income (loss)	(109,129)	51,181	(57,948)
Preferred stock dividends	(776)	776	(E)	—

Net income (loss) attributable to common stockholders	$(109,905)	$51,957	$(57,948)

Income (loss) per share of common stock
Basic and diluted income (loss) per share	$(4.95)	$(11.04)
Weighted average number of shares outstanding
Basic and diluted	22,214	5,250	(F)

FORBES ENERGY SERVICES LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations are based on the Company’s historical condensed consolidated statements of operations as adjusted to give effect to the consummation of the Plan and the adoption of fresh start accounting. The unaudited pro forma consolidated statement of operations for the period January 1, 2017 through April 12, 2017 (Predecessor), the period April 13, 2017 through September 30, 2017 (Successor) and the year ended December 31, 2016 (Predecessor) give effect to the consummation of the Plan and the adoption of fresh start accounting as if they had occurred on January 1, 2016. Because the effects of the consummation of the Plan and the adoption of fresh start accounting are reflected in the consolidated balance sheet as of September 30, 2017, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, no unaudited pro forma condensed consolidated balance sheet is included herein.

Note 2 - Pro Forma Adjustments

The pro forma adjustments are based on the Company’s estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations:

(A)	Represents the reduction in depreciation and amortization expense following the fair value measurement of the Company’s tangible and intangible assets as part of applying fresh start accounting upon emergence from the chapter 11 cases.

(B)	Reflects $2.4 million of incremental interest expense related to the New Loan Agreement at its current effective interest rate for the entire period partially offset by the elimination of $1.5 million of interest expense related to Prior Senior Notes cancelled as part of the Plan, the elimination of $0.2 million of interest expense related to Prior Loan Agreement which was terminated as part of the Plan and the elimination of $0.2 million in amortization of debt issuance costs related to the eliminated debt.

(C)	Represents the elimination of reorganization items that were directly attributable to the chapter 11 cases, which consist of $140.4 million gain on debt and accrued interest discharge partially offset by $87.1 million loss on fresh start adjustments, $2.1 million write-off of debt issuance costs and $8.0 million of professional fees.

(D)	The income tax effect of the pro forma adjustments is zero. The adjustments to loss before income taxes would result in zero change in current income tax receivable or payable, and the Company has a full valuation allowance recorded against its net deferred tax assets.

(E)	Reflects the elimination of the accretion of dividends on the Predecessor’s preferred stock as such stock was extinguished without recovery on the Effective Date.

(F)	Represents the weighted average basic and diluted shares outstanding after giving effect to the reorganization. The Company did not include potentially dilutive instruments, such as restricted stock units or stock options, in its calculation of diluted loss per share during the period presented, as the effect would be anti-dilutive.

(G)	Reflects the elimination of $7.5 million of legal and professional fees related to the restructuring that were incurred prior to the date of the Bankruptcy Petitions.

(H)	Reflects the elimination of $25.2 million of interest expense related to Prior Senior Notes cancelled as part of the Plan, the elimination of $0.8 million of interest expense related to Prior Loan Agreement which was terminated as part of the Plan and the elimination of $1.2 million in amortization of debt issuance costs related to the eliminated debt partially offset by recording of $8.6 million of interest expense related to the New Loan Agreement at its current effective interest rate.